Capital World Bond Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

March 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$165,879
Class B	$3,968
Class C	$15,183
Class F1	$28,158
Class F2	$11,310
Total	$224,498
Class 529-A	$6,620
Class 529-B	$351
Class 529-C	$2,767
Class 529-E	$336
Class 529-F1	$619
Class R-1	$386
Class R-2	$3,135
Class R-3	$3,922
Class R-4	$2,455
Class R-5	$3,336
Class R-6	$5,707
Total	$29,634

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4570
Class B	$0.3735
Class C	$0.3746
Class F1	$0.4545
Class F2	$0.4817
Class 529-A	$0.4522
Class 529-B	$0.3644
Class 529-C	$0.3714
Class 529-E	$0.4224
Class 529-F1	$0.4734
Class R-1	$0.3747
Class R-2	$0.3774
Class R-3	$0.4227
Class R-4	$0.4555
Class R-5	$0.4858
Class R-6	$0.4914

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	363,835
Class B	10,108
Class C	39,885
Class F1	61,492
Class F2	23,875
Total	499,195
Class 529-A	15,152
Class 529-B	938
Class 529-C	7,698
Class 529-E	828
Class 529-F1	1,391
Class R-1	1,015
Class R-2	8,511
Class R-3	9,546
Class R-4	5,514
Class R-5	7,023
Class R-6	12,548
Total	70,164

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.56
Class B	$20.43
Class C	$20.30
Class F1	$20.46
Class F2	$20.54
Class 529-A	$20.61
Class 529-B	$20.49
Class 529-C	$20.44
Class 529-E	$20.50
Class 529-F1	$20.51
Class R-1	$20.42
Class R-2	$20.42
Class R-3	$20.53
Class R-4	$20.55
Class R-5	$20.58
Class R-6	$20.57